Exhibit 12

MONSANTO COMPANY

Ratio of Earnings to Fixed Charges(1)(2)	Year Ended Aug. 31,
(Dollars in millions except for percentages)	2012	2011	2010	2009	2008
EARNINGS:
Income from Continuing Operations Before Income Taxes	$2,988	$2,374	$1,490	$2,918	$2,926

Add:
Fixed charges	257	234	227	178	162
Equity affiliate (income) — net	(10)	(21)	(16)	(17)	(2)
Amortization of capitalized interest	15	15	14	13	16
Less:
Capitalized interest	(21)	(22)	(25)	(34)	(22)

Earnings available for fixed charges	$3,229	$2,580	$1,690	$3,058	$3,080

FIXED CHARGES:
Interest expense(3)	$191	$172	$167	$107	$110
Capitalized interest	21	22	25	34	22
Portion of rents representative of interest factor	45	40	35	37	30

Total Fixed Charges	$257	$234	$227	$178	$162

Ratio of Earnings to Fixed Charges	12.56	11.03	7.44	17.18	19.01

(1)	Monsanto has not paid any preference security dividends and, therefore, has not included the ratio of combined fixed charges and preference security dividends to earnings for the relevant periods.
(2)	The operating results of the Dairy business have been conformed to discontinued operations presentation for all relevant fiscal years presented.
(3)	Includes amortization of deferred debt issuance costs and the interest component of the income tax provision.

Debt to Capital Ratio(1)	Year Ended Aug. 31,
(amounts in millions except for percentages)	2012	2011	2010	2009	2008
Short-Term Debt	$36	$678	$241	$79	$24
Long-Term Debt	2,038	1,543	1,862	1,724	1,792
Total Debt	2,074	2,221	2,103	1,803	1,816
Total Monsanto Company Shareowners’ Equity	11,833	11,545	10,069	10,039	9,374
Debt-to-Capital Ratio	15%	16%	17%	15%	16%

(1)	Debt-to-capital ratio is the sum of short-term and long-term debt, divided by the sum of short-term and long-term debt and shareowners’ equity.

Current Ratio(1)	Year Ended Aug. 31,
(amounts in millions except for ratios)	2012	2011	2010	2009	2008
Total Current Assets	$9,658	$8,809	$7,050	$7,783	$7,609
Total Current Liabilities	4,221	4,729	3,556	3,727	4,439
Current Ratio	2.29	1.86	1.98	2.09	1.71

(1)	Current ratio represents total current assets divided by total current liabilities.